Exhibit 3.2

JER INVESTORS TRUST INC.

ARTICLES OF AMENDMENT

EFFECTING CHANGE OF PAR VALUE OF COMMON STOCK TO $0.01 PER SHARE

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of JER Investors Trust Inc., a Maryland corporation (the “Company”), is hereby amended to decrease the par value of each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (as defined below) from $0.10 per share to $0.01 per share, without any action by the holders thereof.

SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Company as required by the Maryland General Company Law (the “MGCL”). The amendment is limited to changes expressly authorized by Section 2-605(a)(2) of the MGCL, pursuant to which no stockholder approval is required.

THIRD: There has been no increase in the authorized stock of the Company effected by these Articles of Amendment.

FOURTH: These Articles of Amendment shall be effective at 12:02 a.m. EST on February 20, 2009 (the “Effective Time”).

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 18th day of February, 2009.

ATTEST:		JER INVESTORS TRUST INC.

/s/ Jeffrey L. Cirillo		/s/ Mark S. Weiss
Name:	Jeffrey L. Cirillo	Name:	Mark S. Weiss
Title:	Assistant Secretary	Title:	President